CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

Fero Industries, Inc.

(A Development Stage Company)

We hereby consent to the inclusion (incorporation by reference) in the S-8 Filing of Fero Industries, Inc. filed on or about September 17, 2010 of our report dated October 13, 2009, relating to the financial statements of Fero Industries, Inc. (a Development Stage Company) for the period from the date of inception (December 11, 2000) to June 30, 2009 and for the years ended June 30, 2009 and 2008.

s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

September 17, 2010